Exhibit 99.1

For Immediate Release:
TIME WARNER INC. REPORTS SECOND QUARTER 2005 RESULTS
Company Reaches Agreement in Principle to Resolve Its Primary Securities Class Action Litigation
and Reserves $3 Billion Related to All Pending Securities Litigation Matters
Board of Directors Authorizes $5 Billion Stock Repurchase Program
NEW YORK, August 3, 2005 – Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2005. The Company also announced that it has reached an agreement in principle to resolve its primary securities class action litigation and established reserves of $3 billion related to this and all other related securities litigation matters. In addition, Time Warner’s Board of Directors has authorized a $5 billion stock repurchase program over the next two years.
Chairman and Chief Executive Officer Dick Parsons said: “Reaching an agreement in principle to settle this securities litigation and reserving for it and all other related matters mark important steps toward putting these matters behind us. By working to resolve these issues now, we’re aiming to avoid the costs, risks and distractions of protracted litigation. Even after considering the reserve, our balance sheet remains strong.”
Commenting on the results, Mr. Parsons added: “Our performance this quarter, which faced very difficult prior-year comparisons, keeps us on track to achieve our full-year objectives. Importantly, we generated industry-leading Free Cash Flow of $2 billion through the first half of the year, demonstrating the vitality of our businesses.
“In addition, our businesses continue to make significant progress. Driving double-digit gains across its key financial metrics in the quarter, Time Warner Cable delivered impressive subscriber growth through the aggressive deployment of its high-speed data, Digital Phone and enhanced digital video services. With the beta launch of AOL.com, which is available free to all Internet users, America Online is positioning itself to capitalize on compelling online advertising and broadband trends. We continue to create and package very successful content at our studios and TV networks, including Warner Bros.’ Batman Begins and Charlie and the Chocolate Factory, New Line’s Monster-in-Law and Wedding Crashers and TNT originals The Closer and Into the West. In the second half of the year, we’ll look to extend our competitive positions and regain operating growth momentum.”
Commenting on the share repurchase program, Mr. Parsons concluded: “As part of our commitment to deliver value to our shareholders, we’re pleased our Board of Directors has decided that the Company’s strong balance sheet, robust Free Cash Flow generation and excellent growth prospects support management’s recommendation for a $5 billion stock repurchase program. At the same time, we’ll continue to invest in organic growth and high-return, high-growth strategic opportunities and pay our previously announced regular quarterly cash dividend. Our board and management team believe that this overall program to deliver value to our shareholders underscores Time Warner’s recent progress and our confidence in its future success.”
Company Results
In the quarter, Revenues decreased 1% over the same period in 2004 to $10.7 billion, with expected declines at the Filmed Entertainment and AOL segments offset almost entirely by growth at the Cable, Networks and Publishing segments.

Adjusted Operating Income before Depreciation and Amortization declined 3% to $2.6 billion, reflecting primarily significant decreases at the Filmed Entertainment segment as a result of difficult prior-year comparisons. The Company reported an Operating Loss of $1.2 billion, due to legal reserves related to the securities litigation, which reduced Operating Income by $3 billion. This compares to Operating Income in the prior-year quarter of $1.8 billion.
For the first six months, Cash Provided by Operations was $3.5 billion, and Free Cash Flow totaled $2.0 billion (reflecting a 38% conversion rate of Adjusted Operating Income before Depreciation and Amortization).
As of June 30, Net Debt totaled $13.0 billion, down $3.2 billion from $16.2 billion at the end of 2004.
Diluted Loss per Common Share before discontinued operations and cumulative effect of accounting change was $0.07 for the three months ended June 30, compared to income of $0.19 in last year’s second quarter. The current-quarter amounts included the aforementioned legal reserves and other items affecting comparability that are described in detail in the accompanying Consolidated Reported Net Income and Per Share Results section. The net impact of such items was to decrease the current-year results by $0.25 per diluted common share.
Update on Securities Class Action Litigation
The Company has reached an agreement in principle for the settlement of the primary securities class action pending against it. The tentative settlement is reflected in a Memorandum of Understanding, dated as of July 29, 2005, between the lead plaintiff and the Company. Under the proposed settlement, $2.4 billion will be paid by Time Warner into a settlement fund for the members of the class represented in the action. In addition, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the Department of Justice will be made available to the class, and Time Warner will use its best efforts to have the $300 million, which it previously paid in connection with the settlement of its Securities and Exchange Commission investigation, transferred to the settlement fund for the class. The proposed settlement is subject to completion of final documentation and preliminary and final court approval, as well as other conditions. At this time, there can be no assurance that these conditions will be met and that the settlement of the securities class action litigation will receive preliminary or final court approval. Ernst & Young also has agreed to a settlement in this litigation matter and will pay $100 million.
In connection with reaching the agreement in principle on the securities class action litigation, the Company has established a reserve of $2.4 billion. Although the Company has reached an agreement in principle to settle the primary securities class action, other related litigation remains pending, including shareholder derivative actions, lawsuits alleging ERISA violations and securities actions brought by individual shareholders. The Company has established an additional reserve totaling $600 million in connection with these remaining related securities litigation matters pending against the Company. This $600 million amount represents the Company’s current best estimate of its potential financial exposure in these matters. The aggregate $3 billion reserve established, however, does not consider any future insurance recoveries under existing insurance policies because the Company cannot reliably estimate the amount of recovery at this time.
$5 Billion Stock Repurchase Program
The Board of Directors has authorized a $5 billion stock repurchase program over the next two years.
Purchases for the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. Size and timing of these purchases will be based on factors including price and business and market conditions.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three and six months ended June 30, by line of business (in millions):
Three Months and Six Months Ended June 30:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
AOL	$2,097	$2,177	$4,230	$4,368
Cable	2,357	2,116	4,603	4,159
Filmed Entertainment	2,636	3,091	5,650	6,078
Networks	2,489	2,378	4,774	4,573
Publishing	1,502	1,443	2,742	2,590
Intersegment Eliminations	(337)	(345)	(772)	(723)

Total Revenues	$10,744	$10,860	$21,227	$21,045

Adjusted Operating Income before Depreciation and Amortization (a) :
AOL (b)	$550	$497	$1,090	$986
Cable	900	817	1,722	1,567
Filmed Entertainment	219	417	629	829
Networks (c)	635	661	1,422	1,403
Publishing (d)	348	357	515	519
Corporate (e)	(104)	(112)	(206)	(276)
Intersegment Eliminations	22	10	(7)	23

Total Adjusted Operating Income before Depreciation and Amortization (a)	$2,570	$2,647	$5,165	$5,051

Operating Income:
AOL (b)	$368	$276	$692	$553
Cable	495	443	921	829
Filmed Entertainment	137	339	465	674
Networks (c)	570	602	1,298	1,285
Publishing (d)	291	288	404	390
Corporate (e)	(114)	(120)	(225)	(300)
Legal reserves related to securities litigation (f)	(3,000)	—	(3,000)	—
Intersegment Eliminations	22	10	(7)	23

Total Operating Income	$(1,231)	$1,838	$548	$3,454

(a)	Adjusted Operating Income before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations and legal reserves related to securities litigation. Refer to the reconciliations of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization on pages 12 and 13. Operating Income includes these items in their respective periods.

(b)	For the three and six months ended June 30, 2005, Adjusted Operating Income before Depreciation and Amortization excludes a $5 million gain related to the sale of a building and a $3 million gain related to the 2004 sale of Netscape Security Solutions. Additionally, for the six months ended June 30, 2005, Adjusted Operating Income before Depreciation and Amortization excludes a noncash goodwill impairment charge of $24 million related to America Online Latin America, Inc., and a $2 million gain from the resolution of a contingent gain related to the 2004 sale of Netscape Security Solutions; for the three and six months ended June 30, 2004, Adjusted Operating Income before Depreciation and Amortization excludes a noncash impairment of $10 million related to the sale of a building; Operating Income includes these amounts in their respective periods.

(c)	For the six months ended June 30, 2004, Adjusted Operating Income before Depreciation and Amortization excludes a loss of approximately $7 million related to the sale of the winter sports teams. Operating Income includes this amount in the period.

(d)	For the six months ended June 30, 2005, Adjusted Operating Income before Depreciation and Amortization excludes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability; for the six months ended June 30, 2004, it excludes an $8 million gain related to the sale of a building. Operating Income includes these items in their respective periods.

(e)	For the three and six months ended June 30, 2004, Adjusted Operating Income before Depreciation and Amortization and Operating Income include $14 million and $67 million, respectively, of costs associated with the relocation from the Company’s former corporate headquarters, of which approximately $3 million of this charge was reversed in the first quarter of 2005, as updated estimates indicate certain costs would no longer be incurred.

(f)	This amount will be reflected in the results of the Corporate segment.

Presented below is a discussion of Time Warner’s segments for the second quarter of 2005. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL (America Online)
Revenues declined 4% ($80 million) to $2.1 billion, reflecting a 45% increase ($99 million) in Advertising revenues, more than offset by a 9% decrease ($168 million) in Subscription revenues. Advertising revenues benefited from growth in paid search ($30 million), as well as the Advertising.com acquisition ($60 million), which closed in August of 2004. The decrease in Subscription revenues was due primarily to a decline in domestic membership. Included in Revenues was an increase of $28 million from changes in foreign currency exchange rates.
Adjusted Operating Income before Depreciation and Amortization climbed 11% ($53 million) to $550 million, as lower network ($158 million) and marketing costs and higher Advertising revenues more than offset the decline in domestic Subscription revenues.
Operating Income rose 33% ($92 million) to $368 million, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization and lower depreciation expense ($27 million).
Subscriber Update
As of June 30, the AOL service totaled 20.8 million U.S. members, a decline of 917,000 from the prior quarter and 2.6 million from the year-ago quarter. In Europe, the AOL service had 6.2 million members, a decrease of 99,000 from the previous quarter and a decline of 80,000 from last year’s quarter.
Highlights
America Online launched the beta version of AOL.com, which provides internet users worldwide with free access to AOL’s world-class online content. Last month, AOL set a record for streaming video simultaneously, as millions tuned in to the webcast of the Live 8 concerts at AOL.com.
CABLE (Time Warner Cable)
Revenues climbed 11% ($241 million) to $2.4 billion, reflecting a 12% increase ($231 million) in Subscription revenues and an 8% rise in Advertising revenues. The growth in Subscription revenues was driven by a 21% increase ($92 million) in high-speed data revenues, higher Digital Phone revenues ($54 million), 19% growth ($32 million) in enhanced digital video services revenues and increased basic cable rates. Average monthly revenue per basic cable subscriber rose 12% to $84, marking the sixth consecutive quarter of double-digit, year-over-year growth.
Operating Income before Depreciation and Amortization grew 10% ($83 million) to $900 million, reflecting higher revenues, offset partially by video programming cost increases ($65 million) as well as higher marketing and general operating costs. Second quarter results include $13 million of restructuring costs, reflecting previously announced changes in Time Warner Cable’s corporate and divisional management structure.
Operating Income rose 12% ($52 million) to $495 million, driven by the increase in Operating Income before Depreciation and Amortization offset by a modest increase in depreciation expense ($31 million or up 9%).

Subscriber Update
As of June 30, Time Warner Cable managed 10.9 million basic video cable subscribers, which included nearly 1.6 million subscribers in unconsolidated joint ventures. Total basic video cable subscribers were down slightly (5,000) from the previous quarter. Digital video subscribers rose 144,000 over the previous quarter, the largest increase since the first quarter of 2003, for a total of 5.1 million. Digital penetration of basic video cable subscribers was 46% at the end of the quarter. In the same period, Digital Video Recorder subscribers climbed 132,000 to 1.1 million subscribers, representing 22% of digital video customers.
Residential high-speed data subscribers increased by 201,000 in the quarter for a total of 4.3 million, representing 22% of service-ready homes passed. This is the second consecutive quarter residential high-speed data net subscribers have increased by over 200,000. Digital Phone subscribers rose 242,000 in the quarter for a total of 614,000, nearly 60% more net subscriber additions than the previous quarter.
FILMED ENTERTAINMENT (Warner Bros. Entertainment and New Line Cinema)
Revenues decreased 15% ($455 million) to $2.6 billion, due to difficult comparisons to the prior-year quarter’s worldwide theatrical and theatrical home video revenues, offset in part by higher international television revenues.
Operating Income before Depreciation and Amortization declined 47% ($198 million), related to lower contributions from New Line’s The Lord of the Rings trilogy and reduced television contributions. Television results reflected lower contributions from domestic syndication revenues as well as from Friends and The Drew Carey Show, which ended their broadcast network runs last year. Operating Income before Depreciation and Amortization also faced difficult comparisons to the prior-year’s theatrical home video releases at Warner Bros., most notably The Matrix Revolutions and The Last Samurai, which were offset partially by lower theatrical valuation adjustments.
Operating Income decreased 60% ($202 million) to $137 million, due to the decline in Operating Income before Depreciation and Amortization as well as slightly higher depreciation expense.
Highlights
Notable theatrical releases during the quarter included Warner Bros.’ Batman Begins and New Line’s Monster-in-Law. Through August 1, Batman Begins and Monster-in-Law have generated worldwide box office receipts of more than $350 million and $120 million, respectively.
Warner Home Video ranked #1 in the U.S. for the year through June 18 in total home video sales, capturing a 19.4% share. Leading home video releases during the quarter included Warner Bros.’ Ocean’s Twelve, The Aviator and The Phantom of the Opera, as well as New Line’s Blade: Trinity.
Warner Bros. Television received 23 Primetime Emmy nominations, led by Two and a Half Men with six and The West Wing with five, including its sixth straight nomination for Outstanding Drama Series.
NETWORKS (Turner Broadcasting, HBO and The WB Network)
Revenues increased 5% ($111 million) to $2.5 billion, reflecting growth in Subscription and Advertising revenues. Subscription revenues rose 5% ($71 million), primarily as a result of higher rates and increased subscribers at Turner Broadcasting and HBO. These subscription gains were offset in part by the lower net effect of resolving certain contractual agreements ($22 million in the current quarter compared to approximately $50 million last year). Advertising revenues grew 5% ($44 million), led by an 8% climb at the Turner networks.
Operating Income before Depreciation and Amortization declined 4% ($26 million) to $635 million, reflecting higher programming, marketing and general operating expenses, primarily at Turner. The increase in programming expenses ($45 million) is related mainly to an increase in original series, which include Into the West, The Real Gilligan’s Island 2 and The Closer, as well as higher sports rights at Turner. Also contributing to the quarter’s results were difficult comparisons to the prior-year quarter’s favorable resolution of certain contractual agreements and the reversal of bad debt reserves associated with the Adelphia bankruptcy ($14 million).
Operating Income decreased 5% ($32 million) to $570 million, reflecting the decline in Operating Income before Depreciation and Amortization and higher depreciation expense.
Highlights
Among advertising-supported cable networks, TNT finished the quarter #1 in prime-time and total day delivery of all key adult audiences (except total day for Adults 18-34 where it finished #2 behind Adult Swim). TNT has had 20 consecutive quarters of year-over-year growth in total day delivery among Adults 18-49. Cartoon Network ranked #1 in prime-time delivery of Kids 2-11.
HBO received 93 Primetime Emmy nominations – the most of any network for the fifth year in a row. The Life and Death of Peter Sellers and Warm Springs led all contenders with 16 nominations each, while Deadwood and Six Feet Under received nominations for Outstanding Drama Series. Turner received a total of 13 nominations, including eight for TNT, four for Cartoon Network and one for Turner Classic Movies. CNN programming received four News & Documentary Emmy nominations.
PUBLISHING (Time Inc.)
Revenues rose 4% ($59 million) to $1.5 billion, reflecting 34% growth ($43 million) in Content revenues and 4% growth ($26 million) in Advertising revenues. Year-over-year growth in Content revenues was led by Time Warner Book Group. Advertising gains were related primarily to contributions from recent magazine launches, the acquisition of Essence, as well as strength at Southern Living, Real Simple and InStyle. This was offset in part by advertising declines at Time, Sports Illustrated and Fortune.
Operating Income before Depreciation and Amortization decreased 3% ($9 million) to $348 million, due partially to higher start-up losses on magazine launches ($9 million). Growth at Time Warner Book Group was offset by lower contributions from certain core magazines.
Operating Income was essentially flat (increased $3 million) at $291 million, with lower depreciation and amortization expenses more than offsetting the decline in Operating Income before Depreciation and Amortization.
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2005 industry-leading share of overall domestic advertising through June 30 was 23.2%.
Time Warner Book Group added 15 titles to the New York Times bestseller list this quarter. Nicholas Sparks’ True Believer, Malcolm Gladwell’s Blink, James Patterson’s 4th of July and Michael Connelly’s The Closers all ranked #1 during the second quarter.

Consolidated Reported Net Income and Per Share Results
For the three months ended June 30, 2005, the Company reported a Net Loss of $321 million, or $0.07 per diluted common share. This compares to Net Income in 2004 of $777 million, or $0.17 per diluted common share.
For the three months ended June 30, 2005, the Company reported a Loss before Discontinued Operations and Cumulative Effect of Accounting Change of $321 million, or $0.07 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2004 of $882 million, or $0.19 per diluted common share.
Certain pre-tax items in the current-year quarter affected comparability, including legal reserves of $3 billion related to the securities litigation and a $27 million loss on the Warner Music Group option. These items were offset in part by a $925 million gain on the sale of the Company’s remaining stake in Google, a $36 million gain on the sale of an investment in Columbia House, a $5 million gain on the sale of a building at AOL and a $3 million gain related to the 2004 sale of Netscape Security Solutions. In addition, the income tax provision reflected tax benefits of approximately $1.2 billion, associated primarily with the impact of state tax law changes in Ohio and New York enacted in the second quarter of 2005 and the settlement accrual related to the securities litigation. Certain pre-tax items in the prior-year quarter also affected comparability, including a $10 million impairment related to the sale of a building at AOL, offset by $10 million in net investment gains.
In aggregate, these items had the net effect of reducing the current year’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $1.2 billion (net of taxes), or $0.25 per diluted common share, with no net impact to the previous year’s Income before Discontinued Operations and Cumulative Effect of Accounting Change. Excluding such items, the decrease in Income before Discontinued Operations and Cumulative Effect of Accounting Change and Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was driven primarily by lower Operating Income, offset primarily by lower net interest expense.
Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations, and legal reserves related to securities litigation (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation, less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect securities litigation payments, which reduce liquidity.
Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Business Outlook Release and Earnings Conference Call
Time Warner Inc. issued a separate release today regarding its 2005 full-year business outlook.
The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, August 3, 2005. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	John Martin (212) 484-6579
Susan Duffy (212) 484-6686	Jim Burtson (212) 484-8719
Mia Carbonell (212) 484-6684	Kelli Turner (212) 484-8269

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2005	2004
	(millions, except
	per share amounts)
ASSETS
Current assets
Cash and equivalents	$7,592	$6,139
Restricted cash	150	150
Receivables, less allowances of $1.966 and $2.109 billion	5,001	5,512
Inventories	1,638	1,737
Prepaid expenses and other current assets	1,006	920

Total current assets	15,387	14,458

Noncurrent inventories and film costs	4,454	4,415
Investments, including available-for-sale securities	3,438	4,703
Property, plant and equipment, net	13,200	13,094
Intangible assets subject to amortization, net	3,689	3,892
Intangible assets not subject to amortization	39,698	39,656
Goodwill	39,745	39,667
Other assets	2,976	3,273

Total assets	$122,587	$123,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,030	$1,339
Participations payable	2,284	2,580
Royalties and programming costs payable	1,168	1,018
Deferred revenue	1,599	1,653
Debt due within one year	1,188	1,672
Other current liabilities	7,673	6,468
Current liabilities of discontinued operations	40	50

Total current liabilities	14,982	14,780

Long-term debt	19,361	20,703
Deferred income taxes	14,339	14,943
Deferred revenue	730	749
Mandatorily convertible preferred stock	—	1,500
Other liabilities	4,898	4,160
Noncurrent liabilities of discontinued operations	7	38
Minority interests	5,650	5,514

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 87.2 and 105.7 million shares outstanding	1	1
Time Warner common stock, $0.01 par value, 4.604 and 4.483 billion shares outstanding	46	45
Paid-in-capital	157,934	156,252
Accumulated other comprehensive income (loss), net	(370)	106
Accumulated deficit	(94,991)	(95,633)

Total shareholders’ equity	62,620	60,771

Total liabilities and shareholders’ equity	$122,587	$123,158

Note: Certain reclassifications have been made to the prior year’s financial information to conform to the June 30, 2005 presentation.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(millions, except per share amounts)
Revenues:
Subscription	$5,618	$5,486	$11,110	$10,800
Advertising	2,020	1,846	3,667	3,293
Content	2,816	3,237	5,899	6,354
Other	290	291	551	598

Total revenues	10,744	10,860	21,227	21,045
Costs of revenues	(6,249)	(6,342)	(12,249)	(12,313)
Selling, general and administrative	(2,571)	(2,515)	(5,099)	(4,960)
Amortization of intangible assets	(152)	(157)	(302)	(311)
Legal reserves related to securities litigation	(3,000)	—	(3,000)	—
Restructuring costs	(11)	2	(23)	2
Asset impairments	—	(10)	(24)	(10)
Gains on disposal of assets, net	8	—	18	1

Operating income (loss)	(1,231)	1,838	548	3,454

Interest expense, net	(324)	(383)	(670)	(787)
Other income, net	989	33	1,100	64
Minority interest expense, net	(72)	(62)	(131)	(118)

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	(638)	1,426	847	2,613
Income tax benefit (provision)	317	(544)	(205)	(1,019)

Income (loss) before discontinued operations and cumulative effect of accounting change	(321)	882	642	1,594
Discontinued operations, net of tax	—	(105)	—	110

Income (loss) before cumulative effect of accounting change	(321)	777	642	1,704
Cumulative effect of accounting change, net of tax	—	—	—	34

Net income (loss)	$(321)	$777	$642	$1,738

Basic income (loss) per common share before discontinued operations and cumulative effect of accounting change	$(0.07)	$0.19	$0.14	$0.35
Discontinued operations	—	(0.02)	—	0.02
Cumulative effect of accounting change	—	—	—	0.01

Basic net income (loss) per common share	$(0.07)	$0.17	$0.14	$0.38

Diluted income (loss) per common share before discontinued operations and cumulative effect of accounting change	$(0.07)	$0.19	$0.14	$0.34
Discontinued operations	—	(0.02)	—	0.02
Cumulative effect of accounting change	—	—	—	0.01

Diluted net income (loss) per common share	$(0.07)	$0.17	$0.14	$0.37

Average basic common shares	4,683.1	4,561.7	4,636.6	4,555.4

Average diluted common shares	4,683.1	4,700.7	4,725.6	4,698.1

Note: Certain reclassifications have been made to the prior year’s financial information to conform to the June 30, 2005 presentation.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Six Months Ended June 30,
(Unaudited)

	2005	2004
	(millions)
OPERATIONS
Net income(a)	$642	$1,738
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(34)
Depreciation and amortization	1,611	1,588
Amortization of film costs	1,462	1,518
Asset impairments	24	10
Gain on investments and other assets, net	(1,074)	(54)
Equity in income of investee companies, net of cash distributions	(33)	(7)
Legal reserves related to securities litigation	3,000	—
Changes in operating assets and liabilities, net of acquisitions(b)	(2,158)	(1,463)
Adjustments relating to discontinued operations	(11)	10

Cash provided by operations(c)	3,463	3,306

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(258)	(213)
Capital expenditures and product development costs	(1,448)	(1,341)
Investment proceeds from available-for-sale securities	976	40
Other investment proceeds	368	2,632

Cash provided (used) by investing activities	(362)	1,118

FINANCING ACTIVITIES
Borrowings	1,203	1,489
Debt repayments	(3,037)	(2,865)
Proceeds from exercise of stock options	158	224
Principal payments on capital leases	(67)	(102)
Other	95	16

Cash used by financing activities	(1,648)	(1,238)

INCREASE IN CASH AND EQUIVALENTS	1,453	3,186

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	6,139	3,040

CASH AND EQUIVALENTS AT END OF PERIOD	$7,592	$6,226

(a)	Includes net income from discontinued operations of $110 million for the six months ended June 30, 2004.

(b)	2005 includes a $300 million payment related to the government investigations.

(c)	2005 includes an approximate $36 million use of cash related to changing the fiscal year end of certain international operations from November 30 to December 31.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the June 30, 2005 presentation.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Three Months Ended June 30, 2005

	Adjusted		Legal Reserves
	Operating Income/(Loss)		Related To	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Securities	From	Before Depreciation
	And Amortization	Impairments	Litigation	Asset Disposals	And Amortization
AOL(a)	$550	$—	$—	$8	$558
Cable	900	—	—	—	900
Filmed Entertainment	219	—	—	—	219
Networks	635	—	—	—	635
Publishing	348	—	—	—	348
Corporate(b)	(104)	—	(3,000)	—	(3,104)
Intersegment elimination	22	—	—	—	22

Total	$2,570	$—	$(3,000)	$8	$(422)

Three Months Ended June 30, 2004

	Adjusted		Legal Reserves
	Operating Income/(Loss)		Related To	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Securities	From	Before Depreciation
	And Amortization	Impairments	Litigation	Asset Disposals	And Amortization
AOL(a)	$497	$(10)	$—	$—	$487
Cable	817	—	—	—	817
Filmed Entertainment	417	—	—	—	417
Networks	661	—	—	—	661
Publishing	357	—	—	—	357
Corporate	(112)	—	—	—	(112)
Intersegment elimination	10	—	—	—	10

Total	$2,647	$(10)	$—	$—	$2,637

(a)	For the three months ended June 30, 2005, Operating Income (Loss) before Depreciation and Amortization includes an approximate $5 million gain related to the sale of a building and a $3 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. For the three months ended June 30, 2004, Operating Income before Depreciation and Amortization includes a $10 million impairment charge related to a building that was held for sale.

(b)	Operating Loss before Depreciation and Amortization includes $3 billion in legal reserves related to securities litigation.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Six Months Ended June 30, 2005

	Adjusted		Legal Reserves
	Operating Income/(Loss)		Related To	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Securities	From	Before Depreciation
	And Amortization	Impairments	Litigation	Asset Disposals	And Amortization
AOL(a)	$1,090	$(24)	$—	$10	$1,076
Cable	1,722	—	—	—	1,722
Filmed Entertainment	629	—	—	—	629
Networks	1,422	—	—	—	1,422
Publishing(b)	515	—	—	8	523
Corporate(d)	(206)	—	(3,000)	—	(3,206)
Intersegment elimination	(7)	—	—	—	(7)

Total	$5,165	$(24)	$(3,000)	$18	$2,159

Six Months Ended June 30, 2004

	Adjusted		Legal Reserves
	Operating Income/(Loss)		Related To	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Securities	From	Before Depreciation
	And Amortization	Impairments	Litigation	Asset Disposals	And Amortization
AOL(a)	$986	$(10)	$—	$—	$976
Cable	1,567	—	—	—	1,567
Filmed Entertainment	829	—	—	—	829
Networks(c)	1,403	—	—	(7)	1,396
Publishing(b)	519	—	—	8	527
Corporate	(276)	—	—	—	(276)
Intersegment elimination	23	—	—	—	23

Total	$5,051	$(10)	$—	$1	$5,042

(a)	For the six months ended June 30, 2005, Operating Income before Depreciation and Amortization includes a $24 million noncash impairment charge related to goodwill associated with America Online Latin America, Inc. (“AOLA”), an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. For the six months ended June 30, 2004, Operating Income before Depreciation and Amortization includes a $10 million impairment charge related to a building that was held for sale.

(b)	For the six months ended June 30, 2005, Operating Income before Depreciation and Amortization includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. For the six months ended June 30, 2004, Operating Income before Depreciation and Amortization includes an $8 million gain related to the sale of a building.

(c)	For the six months ended June 30, 2004, Operating Income before Depreciation and Amortization includes an approximate $7 million loss related to the sale of the winter sports teams.

(d)	Operating Income (Loss) before Depreciation and Amortization includes $3 billion in legal reserves related to securities litigation.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)
Three Months Ended June 30, 2005

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$558	$(143)	$(47)	$368
Cable	900	(386)	(19)	495
Filmed Entertainment	219	(30)	(52)	137
Networks	635	(57)	(8)	570
Publishing	348	(31)	(26)	291
Corporate(b)	(3,104)	(10)	—	(3,114)
Intersegment elimination	22	—	—	22

Total	$(422)	$(657)	$(152)	$(1,231)

Three Months Ended June 30, 2004

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$487	$(170)	$(41)	$276
Cable	817	(355)	(19)	443
Filmed Entertainment	417	(25)	(53)	339
Networks	661	(51)	(8)	602
Publishing	357	(33)	(36)	288
Corporate	(112)	(8)	—	(120)
Intersegment elimination	10	—	—	10

Total	$2,637	$(642)	$(157)	$1,838

(a)	For the three months ended June 30, 2005, Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) include an approximate $5 million gain related to the sale of a building and a $3 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. For the three months ended June 30, 2004, Operating Income before Depreciation and Amortization and Operating Income include a $10 million impairment charge related to a building that was held for sale.

(b)	Operating Loss before Depreciation and Amortization and Operating Loss include $3 billion in legal reserves related to securities litigation.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)
Six Months Ended June 30, 2005

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,076	$(290)	$(94)	$692
Cable	1,722	(762)	(39)	921
Filmed Entertainment	629	(60)	(104)	465
Networks	1,422	(112)	(12)	1,298
Publishing(b)	523	(66)	(53)	404
Corporate(d)	(3,206)	(19)	—	(3,225)
Intersegment elimination	(7)	—	—	(7)

Total	$2,159	$(1,309)	$(302)	$548

Six Months Ended June 30, 2004

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$976	$(340)	$(83)	$553
Cable	1,567	(701)	(37)	829
Filmed Entertainment	829	(49)	(106)	674
Networks(c)	1,396	(100)	(11)	1,285
Publishing(b)	527	(63)	(74)	390
Corporate	(276)	(24)	—	(300)
Intersegment elimination	23	—	—	23

Total	$5,042	$(1,277)	$(311)	$3,454

(a)	For the six months ended June 30, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $24 million noncash impairment charge related to goodwill associated with AOLA, an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions. For the six months ended June 30, 2004, Operating Income before Depreciation and Amortization and Operating Income include a $10 million impairment charge related to a building that was held for sale.

(b)	For the six months ended June 30, 2005, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. For the six months ended June 30, 2004, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the sale of a building.

(c)	For the six months ended June 30, 2004, Operating Income before Depreciation and Amortization and Operating Income include an approximate $7 million loss related to the sale of the winter sports teams.

(d)	Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) include $3 billion in legal reserves related to securities litigation.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Cash provided by operations	$1,609	$1,487	$3,463	$3,306
Less discontinued operations:
Net income (loss)	—	105	—	(110)
Other changes	4	(84)	11	(10)

Cash provided by continuing operations	1,613	1,508	3,474	3,186
Capital expenditures and product development costs	(797)	(784)	(1,448)	(1,341)
Principal payments on capital leases	(30)	(54)	(67)	(102)

Free Cash Flow(a)	$786	$670	$1,959	$1,743

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation, less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.